Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:	Media Contact:
Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	John Heilshorn/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jody@lhai.com	Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Reports Fourth Quarter EPS of $0.07 on Revenue of $30.0 Million

TROY, NY-October 30, 2003-MapInfo Corporation (Nasdaq: MAPS) today reported earnings per share of $0.07 for the fourth quarter of fiscal 2003 on revenue of $30.0 million, which represented a 27 percent gain over the $23.6 million reported for the fourth quarter last year.

Financial highlights for the quarter include:

  Cash from operations grew by $2.8 million during the quarter, bringing cash and investments to $34.8 million as of the end of the quarter.

  Deferred revenue was $13.3 million at the end of the quarter, an increase of 30 percent over the prior fiscal year.

  The retail and telecommunications verticals each accounted for 20 percent of total revenues, and the public sector accounted for 16 percent.

Net income for the fourth quarter was $1.1 million, or $0.07 per share, compared to $86 thousand, or $0.01 per share, in the same quarter last year.

For fiscal 2003, the company reported revenues of $106.3 million, a 15 percent increase over the $92.6 million reported in fiscal 2002. The net loss in fiscal 2003 was $1.1 million, or $0.07 per share, compared to a net loss of $2.4 million, or $0.16 per share, in the prior fiscal year. Cash from operations for fiscal 2003 was $6.1 million.

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"We achieved our financial objectives for the fourth quarter with revenue growth on both a sequential and year-over-year basis, driven by a strong performance in the Americas where our customers continued to invest in MapInfo's location-based solutions and services," said Mark Cattini, president and chief executive officer. "This is the third consecutive quarter of favorable year-over-year comparisons and improving bottom line results, and brings to a close a year during which we strengthened our foundation for growth. Of note, we extended our presence in under-penetrated verticals, particularly retail and financial services, and augmented our product offering with the addition of a broader array of modeling services for the retail, real estate and restaurant sectors."

Added Cattini, "In fiscal 2004, we plan to capitalize on the opportunities we identified this year. Our focus will be on further penetrating target verticals by delivering solutions that integrate software, data and services to meet specific customer needs; enhancing our core capabilities possibly with the acquisition of complementary technology, customers and/or sector expertise; and, launching miAware™ as an enterprise location services platform for corporate customers. In addition, on the cost side, we intend to leverage our existing infrastructure and carefully invest in strategic, incremental revenue opportunities. By executing on these plans, we envision continued revenue growth, improving operating margins and profitability in fiscal 2004."

Guidance

For fiscal 2004, MapInfo currently assumes that IT spending levels will remain flat with a modest recovery possible in the second half of the year. The company may adjust its planning assumptions should IT spending improve sooner than expected or to a greater extent than expected during calendar 2004. On the basis of these planning assumptions and excluding the impact of acquisitions, MapInfo anticipates revenue growth at least comparable to the 15 percent growth achieved in fiscal 2003. In addition, the company expects operating margins to improve throughout the year and approach 10 percent by the fourth quarter, resulting in earnings for the fiscal year of at least $0.20 per share.

For the first quarter, the company expects revenue in the range of $27 to $28 million which would result in earnings up to $0.02 per share.

Conference Call

The MapInfo Fourth Fiscal Quarter Earnings Conference Call will be held at 8:30AM (EST) on Thursday, October 30, 2003. The conference call will be Webcast live at www.vcall.com. An audio replay of the call will be available starting at 12:00N (EST) on October 30, 2003 through 5:30 PM (EST) on November 6, 2003. To access the recording, domestic callers may dial into 800-642-1687 and international callers into 706-645-9291 (Code: 3306550). Replays of the Webcast are also available at www.vcall.com for 90 days following the call and at www.mapinfo.com/investors.

About MapInfo

MapInfo Corporation is a global software company that integrates software, data and services to help customers realize greater value from location-based information and drive more insightful decisions. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, NY, MapInfo Corporation is on the World Wide Web at www.mapinfo.com.

Of Note

This press release contains forward-looking statements that involve a number of risks and uncertainties, including any statement that is not a statement of historical fact, such as all of the statements under the heading "Guidance" and in the paragraph immediately preceding the section entitled "Guidance." Among the important factors that could cause actual results to differ from those indicated by such forward-looking statements are: lack of improvement in economic conditions and technology spending; a lengthening in customers' decision cycles; delays in product development schedules; pricing pressures; currency exchange rates and other international risks; reduced demand and uncertainties in the telecommunications, retail and financial services industries; the continuation of the relationships between MapInfo and its partners; unanticipated problems relating to the integration of the technologies of MapInfo and its partners; risks and uncertainties associated with acquisitions, including failure to consummate acquisitions, the Company's ability to successfully integrate acquired businesses, retain customers and employees and realize possible synergies and cost savings; litigation involving the Company; and the other risk factors detailed in the Company's Annual Report on Form 10-K for fiscal 2002 and Form 10-Q for the period ended June 30, 2003. MapInfo takes no responsibility to update any forward-looking statements.

  tables to follow -

MapInfo Corporation and Subsidiaries
Income Statements
(in thousands, except per share data)
(unaudited)

	Three Months		Fiscal Year
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

Net revenues	$ 30,026	$ 23,611	$106,255	$ 92,598
Cost of revenues	8,922	6,537	31,611	25,101

Gross profit	21,104	17,074	74,644	67,497

Operating expenses:
Research and development	5,067	4,469	20,387	19,657
Selling and marketing	10,605	9,380	41,011	38,901
General and administrative	3,540	3,159	15,329	13,183

Total operating expenses	19,212	17,008	76,727	71,741

Operating income (loss)	1,892	66	(2,083)	(4,244)
Interest income	88	174	459	1,047
Interest expense	(300)	63	(1,001)	(28)
Other income (expense) - net	40	(161)	875	(841)

Interest and other income (expense), net	(172)	76	333	178

Income (loss) before provision for income taxes	1,720	142	(1,750)	(4,066)
Provision for (benefit from) income taxes	654	56	(665)	(1,711)

Net income (loss)	$ 1,066	$ 86	$ (1,085)	$ (2,355)

Earnings (loss) per share	$ 0.07	$ 0.01	$ (0.07)	$ (0.16)

Average shares outstanding	15,985	15,190	15,307	15,041

MapInfo Corporation and Subsidiaries
Balance Sheets
(in thousands)

	September 30,	September 30,
	2003	2002

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 34,829	$ 36,129
Receivables	23,338	18,923
Inventories	400	494
Other current assets	3,707	4,241

Total current assets	62,274	59,787
Property and equipment - net	26,682	25,952
Product development costs - net	255	364
Deferred income taxes	14,888	13,268
Goodwill - net	21,343	12,104
Other intangible assets - net	3,526	1,585
Investments and other assets	4,004	3,618

Total assets	$ 132,972	$ 116,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 1,393	$ -
Accounts payable and accrued expenses	22,015	18,760
Deferred revenue	13,009	9,877

Total current liabilities	36,417	28,637
Long-term debt	16,895	10,500
Deferred revenue, long term	278	450
Other long-term liabilities	532	-

Total liabilities	54,122	39,587

Stockholders' Equity:
Common stock	31	30
Paid-in capital	53,105	51,653
Retained earnings	25,714	25,888

	78,850	77,571
Less treasury stock, at cost	-	480

Total stockholders' equity	78,850	77,091

Total liabilities and stockholders' equity	$ 132,972	$ 116,678